Exhibit 8

[Letterhead of Debevoise & Plimpton LLP]

July 22, 2004

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Protective Life Insurance Company
$3,053,000 4.50% InterNotes®
$11,231,000 Inflation Protected InterNotesSM

Ladies and Gentlemen:

We have acted as special United States tax counsel to Protective Life Insurance Company, a Tennessee stock life insurance company ("Protective Life"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Protective Life, of (i) a Registration Statement on Form S-3 (File No. 333-100944), as amended by Amendment No. 1 filed with the Commission on November 7, 2003 and Amendment No. 2 filed with the Commission on November 12, 2003 (the "Registration Statement"), (ii) a prospectus, dated December 15, 2003 (the "Prospectus"), relating to secured notes, as first filed with the Commission pursuant to Rule 424(b)(3) of the Act, (iii) a prospectus supplement, dated June 9, 2004, as filed with the Commission pursuant to Rule 424(b)(3) of the Act (the "Prospectus Supplement") and relating to secured notes referred to as InterNotes® ("InterNotes®"), (iv) a pricing supplement, dated July 19, 2004 ("Pricing Supplement No. 36"), as filed with the Commission pursuant to Rule 424(b)(2) of the Act and relating to the issuance and sale of $3,053,000 4.50% InterNotes® (the "4.50% Notes") by Protective Life Secured Trust 2004-36 ("Trust 2004-36"), pursuant to the Indenture, dated as of July 22, 2004 (the "2004-36 Indenture"), entered into between Trust 2004-36 and The Bank of New York, as indenture trustee, and (v) a pricing supplement, dated July 19, 2004 ("Pricing Supplement No. 37" and, together with Pricing Supplement No. 36, the "Pricing Supplements"), as filed with the Commission pursuant to Rule 424(b)(5) of the Act and relating to the issuance and sale of $11,231,000 Inflation Protected InterNotesSM (the "Inflation Protected Notes" and, together with the 4.50% Notes, the "Notes") by Protective Life Secured Trust 2004-37 ("Trust 2004-37" and, together with Trust 2004-36, the "Trusts"), pursuant to the Indenture, dated as of July 22, 2004 (the "2004-37 Indenture" and, together with the 2004-36 Indenture, the "Indentures"), entered into between Trust 2004-37 and The Bank of New York, as indenture trustee.

In furnishing this opinion letter, we have reviewed, and participated in the preparation of (i) the Registration Statement, the Prospectus, the Prospectus Supplement and the Pricing Supplements, (ii) the Omnibus Instruments, each dated as of July 19, 2004, with respect to each Trust (each, an "Omnibus Instrument"), that include (a) the Trust Agreements, each dated as of July 19, 2004, with respect to each Trust, in each case entered into between AMACAR Pacific Corp. (the "Administrator") and Wilmington Trust Company (the "Trustee"), (b) the Indentures, (c) the Administrative Services Agreements, each dated as of July 19, 2004, entered into between the Administrator, in each case, and Trust 2004-36 and Trust 2004-37, respectively and (d) the Expense and Indemnity Agreements, each dated as of July 19, 2004, entered into among Protective Life, the Trustee, The Bank of New York, as indenture trustee, and the Administrator, in each case, and Trust 2004-36 and Trust 2004-37, respectively, (iii) the Funding Agreements, each dated as of July 22, 2004, between Protective Life, in each case, and Trust 2004-36 and Trust 2004-37, respectively, (iv) the Certificates of Trust, each filed on July 19, 2004 by the Trustee on behalf of Trust 2004-36 and Trust 2004-37, respectively (each, a "Certificate of Trust"), (v) the Notes and (vi) such other records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed without independent investigation or inquiry (i) the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies and (ii) full compliance with the terms of each Certificate of Trust and each Omnibus Instrument (including the agreements contained therein). We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom we have deemed appropriate.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the statements of law or legal conclusions in the discussion under the heading "Material U.S. Federal Income Tax Considerations" in the Prospectus Supplement represent our opinion as they relate to the Trusts and the Notes.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is based on facts and circumstances set forth in the Registration Statement, the Prospectus, the Prospectus Supplement, the Pricing Supplements and the other documents reviewed by us. Our opinion is rendered only as of the date hereof, and could be altered or modified by changes in facts or circumstances, events, developments, changes in the documents reviewed by us, or changes in law subsequent to the date hereof. We have not undertaken to advise you or any other person with respect to any such change subsequent to the date hereof.

We consent to the filing of this opinion letter as an exhibit to Protective Life's Form 8-K to be filed in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement and to the use of our name under the headings "Material U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus Supplement and under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DEBEVOISE & PLIMPTON LLP